Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155980

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.800% Notes due 2011	$750,000,000	99.554%	$746,655,000	$41,664
Guarantees	$750,000,000	N/A (2)	N/A (2)	N/A (2)

(1)	This registration fee is calculated pursuant to Rule 457(o) under the Securities Act.
(2)	No separate consideration will be received for any guarantees. Pursuant to Rule 457(n), no separate fee is required to be paid in respect of the guarantees of the debt securities which are being registered concurrently.

Prospectus Supplement

(To Prospectus dated December 8, 2008)

$750,000,000 1.800% Notes due 2011

Issue price: 99.554%

Interest payable January 15 and July 15

We are offering $750,000,000 principal amount of 1.800% notes due 2011.

We will pay interest on the notes on January 15 and July 15 of each year, beginning January 15, 2010. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption price described in this prospectus supplement.

The notes will be unsecured and will rank equally with all our other unsecured indebtedness.

Our obligations under the notes will be fully and unconditionally guaranteed by certain of our subsidiaries in accordance with the terms of the indenture under which the notes will be issued.

See “Risk factors” beginning on page S-3 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses

Per note	99.554%	0.200%	99.354%
Total	$746,655,000	$1,500,000	$745,155,000

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants including Euroclear and Clearstream on or about June 24, 2009.

Joint-Book Running Managers

Banc of America Securities LLC	J.P. Morgan	RBS

Senior Co-Managers

BBVA Securities	Lloyds TSB Corporate Markets	Wachovia Securities

Co-Managers

Banca IMI	SunTrust Robinson Humphrey	The Williams Capital Group, L.P.

ANZ Securities	BMO Capital Markets	BNY Mellon Capital Markets, LLC

Mitsubishi UFJ Securities	PNC Capital Markets LLC	U.S. Bancorp Investments, Inc.

June 19, 2009

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest in the notes. These documents contain or incorporate by reference important information you should consider before making your investment decision. This prospectus supplement contains specific information about the notes being offered and the accompanying prospectus contains a general description of the notes. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with any different or additional information. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement, or the date of such incorporated information.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

References to “we,” “us,” “our” or the “Company” are to General Dynamics Corporation, unless expressly indicated otherwise. Reference to “General Dynamics” means General Dynamics Corporation, together with our consolidated subsidiaries, including the Guarantors. “Guarantors” means, initially, American Overseas Marine Corporation, Bath Iron Works Corporation, Electric Boat Corporation, General Dynamics Armament and Technical Products, Inc., General Dynamics Government Systems Corporation, General Dynamics Land Systems Inc., General Dynamics Ordnance and Tactical Systems, Inc., Gulfstream Aerospace Corporation, and National Steel and Shipbuilding Company.

References to “dollars” or “$” in this prospectus supplement and the accompanying prospectus are to U.S. dollars.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including General Dynamics Corporation. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website into this prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below that we have filed with the SEC (File No. 1-3671) and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on February 20, 2009;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2009 filed on May 5, 2009; and

•	Current Reports on Form 8-K filed on February 5, March 5, March 10, April 23, May 12, June 3 and June 8, 2009.

You may request a copy of these filings at no cost, by writing or telephoning the office of:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

Attention: Corporate Secretary

Telephone: (703) 876-3000

You may also find additional information about us, including the documents mentioned above, on our website at www.generaldynamics.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus supplement is not a part of this prospectus supplement.

Risk factors

In addition to the information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors identified below in evaluating an investment in the notes.

Risks relating to our business

You should carefully consider the following risks, which are discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended April 5, 2009:

•	our dependence on the U.S. government for a significant portion of our sales;

•	the fact that U.S. government contracts generally are not fully funded at inception and are subject to termination;

•	the fact that our Aerospace group is subject to changing customer demand for business aircraft;

•	the dependence of our earnings and margins on our ability to perform under our contracts;

•	the dependence of our earnings and margins in part on subcontractor performance, as well as raw material and component availability and pricing;

•	the fact that international sales and operations are subject to greater risks that sometimes are associated with doing business in foreign countries;

•	the dependence of our future success, in part, on our ability to develop new products and maintain a qualified workforce to meet the needs of our customers; and

•	the fact that developing new technologies entails significant risks and uncertainties that may not be covered by indemnity or insurance.

Risks relating to the notes

Because we are a holding company, we depend on the ability of our subsidiaries to generate cash, in the form of intercompany credits, loans, dividends or otherwise, to meet our debt service obligations, including our obligations under the notes, and for other general corporate purposes. Intercompany credits, dividends, loans or other distributions to us from our subsidiaries may be subject to future contractual or other restrictions, and will depend upon the results of operations of those subsidiaries and may be subject to other business considerations. Although the notes are guaranteed by the Guarantors, if such guarantees were voided or held to be unenforceable, the Guarantors would have no obligation to pay any amounts due on the notes or to make any funds available.

General Dynamics Corporation

General Dynamics offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; shipbuilding design and construction; and information systems, technologies and services.

General Dynamics operates through four business groups—Aerospace, Combat Systems, Marine Systems and Information Systems and Technology.

Aerospace

Our Aerospace group designs, manufactures and outfits a comprehensive family of mid-size and large-cabin Gulfstream business-jet aircraft. The group provides maintenance, refurbishment, outfitting and aircraft services for a variety of business-jet, wide-body and narrow-body aircraft customers globally. With 50 years of experience at the forefront of the business-jet aviation market, the group is noted for:

•	superior aircraft design, quality, safety and reliability;
•	technologically advanced cockpit and cabin systems; and
•	industry-leading product service and support.

Combat Systems

Our Combat Systems group is a global leader in the design, development, production, support and enhancement of tracked and wheeled military vehicles, weapons systems and munitions for the United States and its allies. The group’s product lines include:

•	wheeled combat and tactical vehicles;
•	main battle tanks;
•	guns and ammunition-handling systems;
•	ammunition and ordnance;
•	chemical and biological detection systems; and
•	drive train components and aftermarket parts.

Marine Systems

Our Marine Systems group designs, builds and supports submarines and surface ships for the U.S. Navy and commercial ships for Jones Act customers. The group operates three of the six shipyards in the United States that construct large ships for the Navy, including one of the country’s two nuclear submarine yards and the only full-service and repair shipyard on the West Coast. The group’s diverse portfolio of platforms and capabilities includes:

•	nuclear-powered submarines (Virginia Class);
•	surface combatants (DDG-51, DDG-1000, LCS);
•	auxiliary and combat-logistics ships (T-AKE);
•	commercial ships;
•	engineering design support; and
•	overhaul, repair and lifecycle support services.

Information Systems and Technology

Our Information Systems and Technology group provides technologies, products and services that support a wide range of government and commercial digital-communication and information-sharing needs. Since we created the group in 1998, we have evolved its product and service offerings through acquisitions and internal development into a three-part portfolio that includes tactical and strategic mission systems, information technology and mission services, and intelligence mission systems, described below.

Tactical and strategic mission systems—The group designs, manufactures and delivers trusted and secure communications network systems, ruggedized computers, command-and-control systems and operational hardware to customers within the U.S. Department of Defense, the intelligence community, federal civilian agencies and international customers.

Information technology and mission services—The group provides mission-critical information technology (IT) and skilled mission-support services to U.S. defense and national-security customers, federal civilian agencies and select commercial customers. The group also specializes in:

•	design, development and integration of wireline and wireless voice, video and data networks;
•	mission simulation and training services; and
•	secure identification and credentialing capabilities.

Intelligence mission systems—The group provides the U.S. and allied intelligence communities with highly specialized intelligence, surveillance and reconnaissance (ISR) capabilities. These include:

•	signals and information collection, processing and distribution systems;
•	special-purpose computing;
•	multi-level security;
•	data mining and fusion;
•	open-architecture mission systems and service-oriented architecture;
•	special-mission satellites and payloads; and
•	information operations services.

Use of proceeds

The estimated net proceeds of the offering of the notes, after deducting underwriting discounts and our expenses, are expected to be $744,155,000. We anticipate using the net proceeds of the offering to fund a portion of the approximately $643 million purchase price for our proposed acquisition of Axsys Technologies, Inc., which was announced on June 4, 2009. The proposed acquisition is subject to regulatory approvals as well as approval by Axsys Technologies’ shareholders, and is expected to close during the third quarter of 2009.

We may also use the net proceeds of the offering to repay borrowings under our commercial paper program and for other general corporate purposes. As of June 18, 2009, there was approximately $860 million (face amount) outstanding under the commercial paper program, bearing interest at a weighted average rate of 0.26% and having a weighted average maturity of 9 days.

Consolidated ratio of earnings to fixed charges

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	Three months ended	Year ended December 31,
	April 5, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	14.9	18.1	15.8	12.3	10.6	8.9

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations, adjusted to add back fixed charges, and fixed charges consist of pretax interest on all indebtedness and an estimate of interest within rental expense.

Capitalization

The following table sets forth the unaudited consolidated summary capitalization of General Dynamics (a) at April 5, 2009 on a historical basis and (b) at April 5, 2009 as adjusted to give effect to the offering of the notes. You should read this table in conjunction with financial data included elsewhere in this prospectus supplement and the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the three-month period ended April 5, 2009, which are incorporated by reference into this prospectus supplement.

	April 5, 2009
(Dollars in millions)	Actual	As adjusted

Cash and cash equivalents	$ 1,126	$ 1,870
Short-term debt and current portion of long-term debt	$ 770	$ 770
Long-term debt	$ 3,112	$ 3,112
Notes offered hereby	—	$ 750
Total long-term debt	$ 3,112	$ 3,862

Shareholders’ equity
Common stock, including surplus	$ 1,865	$ 1,865
Retained earnings	$13,730	$13,730
Treasury stock	($3,439)	($3,439)
Accumulated other comprehensive loss	($1,885)	($1,885)

Total shareholders’ equity	$10,271	$10,271

Total capitalization	$14,153	$14,903

Selected financial data

The following table presents selected historical consolidated financial data derived from the consolidated financial statements and related notes thereto of General Dynamics for each of the periods presented. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the three-month period ended April 5, 2009, which are incorporated by reference into this prospectus supplement. Results presented for the three-month periods ended March 30, 2008 and April 5, 2009 are unaudited and are not necessarily indicative of full-year results.

	Three months ended		Year ended December 31,
(Dollars and shares in millions, except per share and employee amounts)	April 5, 2009	March 30, 2008	2008	2007	2006	2005	2004

	(unaudited)	(unaudited)
Summary of Operations
Net sales	$ 8,264	$ 7,005	$29,300	$27,240	$24,063	$20,975	$18,868
Operating costs and expenses	7,359	6,144	25,647	24,127	21,438	18,796	16,937
Interest, net	(39)	(19)	(66)	(70)	(101)	(118)	(148)
Provision for income taxes, net	276	272	1,126	967	817	621	580
Earnings from continuing operations	593	573	2,478	2,080	1,710	1,448	1,194
Discontinued operations, net of tax	(3)	(1)	(19)	(8)	146	13	33
Net earnings	590	572	2,459	2,072	1,856	1,461	1,227

Basic earnings per share:
Continuing operations	1.54	1.43	6.26	5.14	4.24	3.61	2.99
Net earnings	1.53	1.43	6.21	5.12	4.60	3.64	3.07

Diluted earnings per share:
Continuing Operations	1.54	1.42	6.22	5.10	4.20	3.58	2.96
Net earnings	1.53	1.42	6.17	5.08	4.56	3.61	3.04
Cash dividends declared per common share	0.38	0.35	1.40	1.16	0.92	0.80	0.72
Financial Position
Cash and equivalents	$ 1,126	$ 2,605	$ 1,621	$ 2,891	$ 1,604	$ 2,331	$ 976
Property, plant and equipment, net	2,840	2,487	2,872	2,472	2,168	2,028	2,057
Total assets	28,279	25,707	28,373	25,733	22,376	19,700	17,575
Short- and long-term debt	3,882	2,790	4,024	2,791	2,781	3,287	3,293
Shareholders’ equity	10,271	11,777	10,053	11,768	9,827	8,145	7,189
Book value per share(a)	26.68	29.57	26.00	29.13	24.22	20.34	17.88

Other Information
Funded backlog	$49,151	$40,052	$51,712	$37,194	$34,024	$28,186	$28,020
Total backlog	71,125	49,767	74,127	46,832	43,667	40,754	40,304
Shares outstanding	385.0	398.3	386.7	404.0	405.8	400.4	402.1
Weighted average shares outstanding:
Basic	385.8	400.8	396.2	404.4	403.4	401.6	399.1
Diluted	386.5	403.9	398.7	408.1	406.8	404.8	402.9
Active employees	92,900	84,000	92,300	83,500	81,000	70,900	68,800

Note: Prior year amounts have been reclassified for discontinued operations.

(a)	Book value per share is calculated as total equity divided by total outstanding shares as of period end.

Description of the notes and guarantees

The notes will be issued as a separate series under an indenture dated as of August 27, 2001, as supplemented and amended, including by the fifth supplemental indenture to be dated on or about June 24, 2009 with respect to the notes, by and among us, the Guarantors and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Indenture”).

The following summary of the material terms of the Indenture does not purport to be complete and does not contain all the information that may be important to you. The following description of the specific terms of the notes and the guarantees is qualified in its entirety by reference to the provisions of the Indenture. Capitalized and other terms not otherwise defined in this prospectus supplement will have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from us upon request.

The notes will be issued in an initial aggregate principal amount of $750,000,000 and will bear interest at the rate of 1.800% per annum.

The notes will be issued only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will be our unsecured senior obligations and, as such, will rank pari passu in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

The notes will be guaranteed by each of the Guarantors, which guarantees will rank pari passu in right of payment with each other and all other existing and future senior unsecured indebtedness of such Guarantors. See “Capitalization” in this prospectus supplement.

General

The specific terms of the notes are set forth below:

•	Title: 1.800% notes due 2011.

•	Initial principal amount being issued: $750,000,000 aggregate principal amount.

•	Maturity date: July 15, 2011.

•	Date interest starts accruing: June 24, 2009.

•	Interest payment dates: January 15 and July 15.

•	First interest payment date: January 15, 2010.

•	Regular record dates for interest: January 1 and July 1.

•	Form of notes: The notes will be in the form of one or more global notes that we will deposit with or on behalf of The Depository Trust Company (the “Depositary”).

•	Sinking fund: The notes will not be subject to any sinking fund.

•	Status: The notes will constitute a series of our unsecured senior debt securities.

•	Guarantees: The notes will be fully and unconditionally guaranteed on a senior basis by the Guarantors.

Optional redemption

The notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the notes given in accordance with the provisions described under “—Redemption notice” below, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate, as defined below, plus 12.5 basis points;

plus, in either case, accrued but unpaid interest to the date of redemption on the principal amount of notes to be redeemed.

On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Definitions

“Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on and as of the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date for the notes:

•	the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

•	if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P. Morgan Securities Inc., RBS Securities Inc. and one other treasury dealer selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a “Primary Treasury Dealer,” we will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

Redemption notice

We will give notice of a redemption to the Depositary at least 30 days (but not more than 60 days) before we redeem any of the notes. We will not be responsible for giving notice to anyone other than the Depositary.

Issuance of additional notes

We may, at any time and from time to time, without the consent of the holders, increase the principal amount of the notes by issuing additional notes of such series in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes of such series. The notes offered by this prospectus supplement and any additional notes of such series would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

Holding through Euroclear and Clearstream

As described more fully in the accompanying prospectus, the notes will be deposited with the trustee on behalf of the Depositary in the form of one or more global debt securities. As long as the Depositary is the depositary for the notes, you may hold interests in the notes through participants in the Depositary, including Clearstream Banking, Société Anonyme (“Clearstream”) and Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depositary, on the other hand, would also be subject to the rules and procedures of the Depositary.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Certain U.S. federal tax consequences

The following summary of the material federal income tax consequences of the acquisition, ownership and disposition of the notes is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the IRS and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by us from the IRS on any tax matters relating to the notes. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the notes. It is limited to investors who purchase the notes in this offering at the offering price, and who will hold the notes as capital assets. It does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities, insurance companies, financial institutions, banks and tax-exempt entities) or to investors that will hold the notes as a part of a straddle, hedge, constructive sale or synthetic security transaction for federal income tax purposes, or investors who are subject to the alternative minimum tax or whose “functional currency” is not the U.S. dollar, all of whom may be subject to special treatment under federal income tax laws. Prospective investors are urged to consult their tax advisors regarding the federal income tax consequences of purchasing, owning and disposing of the notes, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

For purposes of this summary of certain U.S. tax consequences, a “United States person” is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created in or organized under the law of the United States or any state or political subdivision thereof;

•	an estate that is subject to United States federal income taxation without regard to the source of its income; or

•

a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a United States person under the Code.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

As used herein, the term “U.S. holder” means a holder that is a United States person and the term “non-U.S. holder” means a holder that is not a United States person.

U.S. holders

Payments of Interest.    A U.S. holder of a note will be required to report stated interest on the note as interest income at the time such payments are accrued or received in accordance with such holder’s method of accounting for federal income tax purposes.

Disposition of Notes.    The sale, exchange, redemption or other disposition of a note generally will be a taxable event. A U.S. holder generally will recognize gain or loss equal to the difference between (a) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the note (except to the extent attributable to accrued interest) and (b) the U.S. holder’s adjusted tax basis in the note. Such gain or loss will be capital gain or loss, and will be long term if the notes have been held for more than one year at the time of the sale or other disposition. Payments attributable to accrued interest which the U.S. holder has not yet included in income will be taxed as ordinary interest income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale of the notes unless the U.S. holder is an exempt recipient. A U.S. holder will be subject to backup withholding if the U.S. holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the required information is properly furnished to the IRS on a timely basis.

Non-U.S. holders

Payments of Interest.    Subject to the discussion below concerning information reporting and backup withholding, interest paid to a non-U.S. holder on a note will not be subject to federal income or withholding tax provided that the interest is not connected with the conduct of a trade or business within the United States by the non-U.S. holder, and the non-U.S. holder, among other things, (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) is not, for federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership or a foreign private foundation; and (c) certifies, on the IRS Form W-8BEN (or successor form) under penalty of perjury, that it is a non-U.S. holder and provides its name and address.

In the case of interest on a note that is not effectively connected with the conduct of a trade or business within the United States and does not satisfy the three requirements in the above paragraph, the non-U.S. holder’s interest on such note will be subject to withholding tax at a flat rate of 30% or a lower applicable treaty rate. If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be subject to federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if such holder was a United States person and may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) if the non-U.S. holder is a corporation.

Disposition of Notes.    A non-U.S. holder will generally not be subject to federal income tax on gain recognized on a sale, exchange, redemption or other disposition of the notes unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (b) in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a non-U.S. holder will be subject to federal income tax on a net income basis in the same manner as if such holder was a United States person. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

United States Federal Estate Tax.    Notes beneficially owned by a non-U.S. holder at the time of his or her death generally will not be subject to federal estate tax, provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock and (b) interest on the notes, if received at the time of the holder’s death, would not have been effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder.

Information Reporting and Backup Withholding.    We will, when required, report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides. Interest paid on the notes will not be subject to backup withholding provided that the non-U.S. holder satisfies the certification requirements described above in the section entitled “Payments of Interest.”

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of the notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the notes effected outside the United States by a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of the notes will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that non-U.S. holder’s federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and Banc of America Securities LLC, J.P. Morgan Securities Inc. and RBS Securities Inc., as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal amount

Banc of America Securities LLC	$127,500,000
J.P. Morgan Securities Inc.	127,500,000
RBS Securities Inc.	127,500,000
BBVA Securities Inc.	52,500,000
Lloyds TSB Bank plc	52,500,000
Wachovia Capital Markets, LLC	52,500,000
Banca IMI S.p.A	33,750,000
SunTrust Robinson Humphrey, Inc.	33,750,000
The Williams Capital Group, L.P.	30,000,000
ANZ Securities, Inc.	18,750,000
BMO Capital Markets Corp.	18,750,000
BNY Mellon Capital Markets, LLC	18,750,000
Mitsubishi UFJ Securities (USA), Inc.	18,750,000
PNC Capital Markets LLC	18,750,000
U.S. Bancorp Investments, Inc.	18,750,000

Total	$750,000,000

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.100% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.075% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be $1,000,000.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with General Dynamics and its affiliates.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), that it has not made and will not make an offer of securities to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

Each underwriter has represented and agreed that:

•

it and each of its affiliates has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of Financial Services and Markets Act 2000 (the “FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the Company or the Guarantors; and

•

it and each of its affiliates has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the notes and the guarantees will be passed upon for us and the Guarantors by Jenner & Block LLP, Chicago, Illinois. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Experts

The consolidated financial statements and the related financial statement schedule of General Dynamics Corporation as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference into this prospectus supplement and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

DEBT SECURITIES

Guaranteed By:

American Overseas Marine Corporation	General Dynamics Armament and Technical Products, Inc.	General Dynamics Ordnance and Tactical Systems, Inc.

Bath Iron Works Corporation	General Dynamics Government Systems Corporation	Gulfstream Aerospace Corporation

Electric Boat Corporation	General Dynamics Land Systems Inc.	National Steel and Shipbuilding Company

We may offer from time to time our debt securities in one or more series pursuant to this prospectus. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities offered by this prospectus, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” beginning on page 4 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2008

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us together with the additional information described below under “Where You Can Find More Information.”

We have not authorized any agent, dealer, underwriter or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, and we are not making an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of this prospectus.

References to “we,” “us,” “our” or the “Company” are to General Dynamics Corporation, unless expressly indicated otherwise. Reference to “General Dynamics” means General Dynamics Corporation, together with our consolidated subsidiaries, including the Guarantors. “Guarantors” means, initially, American Overseas Marine Corporation, Bath Iron Works Corporation, Electric Boat Corporation, General Dynamics Armament and Technical Products, Inc., General Dynamics Government Systems Corporation, General Dynamics Land Systems Inc., General Dynamics Ordnance and Tactical Systems, Inc., Gulfstream Aerospace Corporation and National Steel and Shipbuilding Company.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the information incorporated herein by reference contain forward-looking statements, which are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These include but are not limited to projections of revenues, earnings, segment performance, cash flows, contract awards, aircraft production, deliveries and backlog stability. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation:

•	general U.S. and international political and economic conditions, including the current global credit market dislocation;

•

changing priorities in the U.S. government’s defense budget (including the outcome of supplemental defense spending measures, and changes in priorities in response to terrorist threats, continuing operations in Afghanistan and Iraq, and improved homeland security);

•	termination or restructuring of government contracts due to unilateral government action;

•

differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts within estimated costs, and performance issues with key suppliers and subcontractors;

•	expected recovery on contract claims and requests for equitable adjustment;

•	changing customer demand or preferences for business aircraft, including the effects of economic conditions on the business-aircraft market;

•	potential for changing prices for energy and raw materials; and

•	the status or outcome of legal and/or regulatory proceedings.

All forward-looking statements speak only as of the date hereof or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date such statements are made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including General Dynamics Corporation. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website into this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC (File No. 1-3671) and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on February 22, 2008;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, June 29, and September 28, 2008 filed on May 6, 2008, August 5, 2008 and November 4, 2008, respectively; and

•	Current Reports filed on Form 8-K filed on March 7, May 8 and August 19, 2008.

You may request a copy of these filings at no cost, by writing or telephoning the office of:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

Attention: Corporate Secretary

Telephone: (703) 876-3000

You may also find additional information about us, including the documents mentioned above, on our website at www.generaldynamics.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus is not a part of this prospectus.

GENERAL DYNAMICS CORPORATION

The Company is a Delaware corporation formed in 1952 as successor to the Electric Boat Company. General Dynamics’ businesses include business aviation, land and amphibious combat systems, shipbuilding and marine systems and mission-critical information technology and communications.

General Dynamics operates in four primary business groups—Aerospace, Combat Systems, Marine Systems and Information Systems and Technology.

Our principal executive offices are located at 2941 Fairview Park Drive Suite 100, Falls Church, Virginia 22042-4513 and our telephone number is (703) 876-3000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months Ended September 28, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	18.5	15.8	12.3	10.6	8.9	10.0

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations, adjusted to add back fixed charges, and fixed charges consist of pretax interest on all indebtedness and an estimate of interest within rental expense.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, unless otherwise specified in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, refinancing of existing indebtedness including commercial paper, repayment of debt, and financing of possible acquisitions, investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

This prospectus sets forth some of the general terms and provisions of the debt securities and the guarantees. We will describe the particular terms of any series of debt securities and related guarantees, and the extent to which the general terms set forth below may apply, in the prospectus supplement relating to such securities.

The debt securities may be issued from time to time in series under an indenture dated as of August 27, 2001, by and among the Company, the guarantors thereunder and The Bank of New York Mellon (formerly The Bank of New York), as trustee. This indenture does not limit the amount of debt securities that may be issued thereunder and will govern debt securities up to the aggregate principal amount that we may authorize from time to time. Any such limit applicable to a particular series of debt securities will be specified in the prospectus supplement relating to that series. The debt securities may be guaranteed by certain subsidiary guarantors under the guarantees described below.

The summary set forth below highlights certain provisions contained in the indenture. However, this summary is qualified in its entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever defined terms are used but not defined in this section of the prospectus, those terms have the meanings assigned to them in the indenture, it being intended that those defined terms will be incorporated herein by reference.

Definitions

The following are certain terms defined in the indenture:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 15% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Assets” means the total assets of the Company and its subsidiaries calculated on a consolidated basis and in accordance with GAAP.

“Material Subsidiary” means, as of any date of determination, a subsidiary of the Company whose assets exceed ten percent (10%) of the Company’s Consolidated Assets as of the date of such determination. However, the board of directors of the Company may declare any subsidiary of the Company to be a Material Subsidiary.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Material Subsidiary and located in the United States, the gross book value of which on the date as of which the determination is being made is an amount which exceeds 2% of Consolidated Assets, but not including any property financed through the issuance of any tax exempt governmental obligation, or any such manufacturing plant or warehouse or any portion thereof or any such fixture (together, with the land upon which it is erected and fixtures comprising a part thereof) which, in the opinion of the board of directors of the Company, is not of material importance to the total business conducted by the Company and its subsidiaries, considered as a single enterprise.

General Terms

All of the debt securities:

•	will be our general obligations;

•	will rank equally with each other and all of our other existing and future unsecured and unsubordinated debt; and

•

will be guaranteed by the guarantees of each of the Guarantors, which guarantees will rank equally with each other in respect of the debt securities and in respect of all other existing and future unsecured and unsubordinated debt of such Guarantors.

The indenture provides for the issuance of debt securities in one or more series. Each time that we issue a new series of debt securities, the prospectus supplement relating to that series will specify the particular terms of those debt securities. Those terms may include but are not limited to the following:

•	the designation, issue, date and authorized denominations of such debt securities;

•	the aggregate principal amount offered and any limit on any future issues of additional debt of the same series;

•	the public offering price of such debt securities;

•	the date or dates on which such debt securities will mature, which may be fixed or extendible;

•	the rate or rates at which such debt securities will bear interest, which may be at a fixed or floating rate, if any;

•	the dates on which such interest, if any, will be payable;

•	the index used to determine any payments to be made on the debt securities;

•	the terms of any mandatory or optional redemption, including pursuant to any sinking fund or analogous provisions;

•

the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous provisions, to redeem, or at the option of the holders, to purchase, such series of debt securities and other related terms and provisions;

•	whether such debt securities are to be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities; and

•	any other terms of such series.

Unless otherwise specified in the prospectus supplement, debt securities will only be issued in fully registered form, without coupons. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. No service charge will be made on any security holder for any registration of transfer or exchange of debt securities, unless otherwise provided in the prospectus supplement for that series of debt securities; provided, however, that we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Certificated Debt Securities

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Payment of Interest and Exchange

You may transfer or exchange certificated debt securities at the office or agency of the Company in accordance with the terms of the indenture. You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities, and we will execute, and the trustee will authenticate and deliver, a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the accounts of the participants with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Neither we, the trustee nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit the accounts of the participants with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor Depositary registered as a clearing agency under the Securities Exchange Act of 1934, as amended, is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary will instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and its book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Defeasance

The indenture provides that we (and to the extent applicable, the Guarantors), at our option:

•

will be discharged from any and all obligations in respect of any series of debt securities, except in each case for, among other things, the rights of holders of debt securities to receive, from a trust fund, payments in respect of such securities when such payments are due and certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust; or

•

will no longer be obligated to comply with the covenants described below under “—Limitation on Consolidation, Merger, Conveyance or Transfer” and “—Covenants of the Company,” and the Event of Default described in the fourth bullet point under “—Events of Default; Notice and Waiver” will no longer constitute an Event of Default with respect to such series of debt securities;

in each case, if we deposit with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series, money or the equivalent in securities of the U.S. government or government agencies backed by the full faith and credit of the U.S. government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) and any premium of, interest on and any repurchase or redemption obligations with respect to such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel to the effect that:

•

the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of securities being discharged pursuant to the first bullet point above, accompanied by a ruling, if then required, to such effect received from or published by the Internal Revenue Service; and

•	the creation of the defeasance trust would not violate the Investment Company Act of 1940, as amended.

In addition, we are required to deliver to the trustee an officer’s certificate stating that such deposit was not made by us with the intent of preferring the holders of the debt securities over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding our creditors or others.

Events of Default; Notice and Waiver

The indenture provides that, if an Event of Default (as defined below) with respect to any series of debt securities issued thereunder occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal of all the debt securities of such series, and all accrued interest, to be due and payable immediately; provided, however, if an Event of Default described in the fifth bullet point below occurs and is continuing, the principal of and any interest on the debt securities of such series then outstanding shall become immediately due and payable.

“Events of Default” in respect of any series are defined in the indenture as being:

•	default in payment of principal of, or premium, if any, on debt securities of such series when due at their stated maturity;

•	default for 30 days in payment of any interest due with respect to such series;

•	default in the payment of any sinking or purchase fund or analogous obligation when due by the terms of such series;

•

default for 60 days after written notice to us (or the Guarantors, if applicable) by the trustee or to us (or the Guarantors, if applicable) and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series (other than a covenant or warranty a default in the performance of which, or the breach of which, would otherwise constitute an Event of Default);

•

certain events of bankruptcy, insolvency and reorganization with respect to us or any of our Material Subsidiaries or the entry of an order ordering the winding up or liquidation of our affairs or the affairs of our Material Subsidiaries; and

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any guarantee by a Material Subsidiary ceases for any reason to be, or is asserted in writing by any such Material Subsidiary or the Company not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and any such guarantee.

Any additions, deletions or other changes to the Events of Default that will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of default in the payment of principal of, or premium, if any, or interest, on any of the debt securities of such series or in the payment of any sinking or purchase fund installment or analogous obligation relating to the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series; and provided, further, that in the case of an Event of Default described in the fourth bullet point above, no such notice to the holders of the debt securities of such series shall be given until at least 90 days after the occurrence thereof. For the purpose of the trustee’s duty to notify holders of defaults, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

The trustee is entitled, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities of such series before proceeding to exercise any right or power under the indenture at the request of holders of the debt securities of such series.

The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series, subject to certain conditions.

In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, on any of the debt securities of such series or payment of any sinking or purchase fund or analogous obligation with respect to such debt securities.

Limitation on Consolidation, Merger, Conveyance or Transfer

We will not consolidate with or merge into any other Person or sell, lease, convey or transfer all or substantially all of our properties and assets to any Person, if upon any such consolidation, merger, sale, lease, conveyance or transfer we are not the surviving corporation, unless:

•

the Person formed by such consolidation or into which we are merged or the Person that acquires by sale, lease, conveyance or transfer all or substantially all of our properties and assets will be organized and existing under the laws of the United States of America or any state or the District of Columbia, and (if such Person is not the Company) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indenture (as supplemented from time to time) on our part to be performed or observed;

•

immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would become an Event of Default, will have happened and be continuing; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, lease, conveyance or transfer and such supplemental indenture comply with the applicable article of the indenture and that we have complied with all conditions precedent relating to such transaction.

In such event, we will be discharged from all obligations and covenants under the indenture and the debt securities, and may be liquidated and dissolved. The successor Person formed by such consolidation or into which we are merged or to which such sale, lease, conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor had been named as the Company in the indenture.

Modification of the Indenture

The Company, when authorized by a board resolution, and the trustee, at any time and from time to time, may, without the consent of the holders of the debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another Person to the Company or any Guarantor;

•

to add to our covenants, or the covenants of the Guarantors, or to surrender any of our rights or powers, or the rights or powers of the Guarantors, for the benefit of the holders of debt securities of any or all series;

•

to cure any ambiguity or correct any inconsistency in the indenture; provided that any such supplemental indenture will not materially and adversely affect the interests of the holders of debt securities of any series;

•	with certain exceptions, to add to the indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended;

•

to establish the form of any security, to provide for the issuance and set forth the terms of any series of debt securities and/or to add to the rights of the holders of the debt securities of any series;

•	to evidence and provide for the acceptance of the appointment of any successor trustee;

•	to provide any additional Events of Default;

•	to provide for the issuance of debt securities in coupon or in fully registered form;

•	to secure any series of debt securities under the indenture’s limitation on liens or otherwise; or

•	to evidence the addition of any subsidiary as a Guarantor or the release of any Guarantor and its obligations pursuant to the indenture.

The indenture contains provisions permitting the Company, when authorized by a board resolution, and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, voting as a single class, to execute supplemental indentures by adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of each such series under the indenture, except that no such supplemental indenture may, without the consent of each holder of each outstanding debt security affected by such supplemental indenture, among other things:

•	change the fixed maturity of any debt securities;

•	reduce the principal amount thereof;

•	reduce the interest thereon or change the method of computing the interest thereon on any date;

•	change the currency or place of any payment;

•	amend or modify the terms of any of the guarantee provisions of the indenture in a manner adverse to the holders; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture.

Covenants of the Company

The following covenants will apply to each series of debt securities:

Liens

The indenture provides that neither the Company nor any Material Subsidiary will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any of its assets or properties without securing the debt securities equally and ratably with such indebtedness for so long as any such indebtedness is secured. Exceptions include, among others:

•	liens for taxes not yet due or being contested;

•	liens imposed by law, such as mechanics’ liens, and other similar liens;

•	easements and similar liens not impairing the use or value of the property involved;

•	liens existing as of the date of the indenture;

•	liens created by subsidiaries of ours to secure indebtedness of such subsidiaries to us or to one or more other subsidiaries of ours;

•	liens affecting property of a Person existing at the time it is acquired by us;

•	liens on any property existing at the time of acquisition thereof or incurred to finance the purchase price thereof;

•	liens on any property to secure all or part of the cost of improvements or construction thereon;

•	liens on shares of stock, indebtedness or other securities of a Person that is not the Company or a subsidiary of ours;

•	liens to extend, renew or replace any liens referred to above; and

•

other liens arising in connection with our indebtedness and our subsidiaries’ indebtedness in an aggregate principal amount for us and our subsidiaries, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of the transactions that are excluded as described in “—Limitation on Sale and Leaseback Transactions” below), not exceeding at the time such lien is issued, created or assumed 10% of our Consolidated Assets.

Limitation on Sale and Leaseback Transactions

The indenture provides that the Company will not, and will not permit any Material Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property that was or is owned or leased by the Company or a Material Subsidiary and that has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of such Principal Property.

However, a sale and leaseback transaction of this kind will not be prohibited if:

•

Attributable Debt of the Company and its Material Subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when the Company first issued securities pursuant to the indenture (other than any sale and leaseback transactions that are otherwise permitted or excepted), plus the aggregate principal amount of indebtedness secured by liens on Principal Properties then outstanding (excluding any indebtedness secured by liens that are otherwise permitted under the indenture) without equally and ratably securing the debt securities, would not exceed 10% of Consolidated Assets;

•

an amount equal to the greater of the net proceeds of the sale or transfer or the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 150 days to the voluntary retirement of debt securities or other indebtedness of the Company (other than indebtedness subordinated to the debt securities) or indebtedness of a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

•	the lease is with the Company or another Material Subsidiary.

Guarantees

Each of the Guarantors, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of debt securities and to the trustee and its successors and assigns:

•

the full and punctual payment of principal of, premium, if any, and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indenture (including obligations to the trustee) and the debt securities; and

•	the full and punctual performance within applicable grace periods of all other obligations of ours under the indenture and the debt securities.

Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection.

The obligations of each Guarantor under the indenture will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against us or each other or any waiver or amendment of the provisions of the indenture or the debt securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a Guarantor (except that each such waiver or amendment will be effective in accordance with its terms).

The obligations of the Guarantors to make any payments may be satisfied by causing us to make such payments.

Each of the Guarantors further agrees to waive presentment to, demand of payment from and protest to the Company and also waives diligence, notice of acceptance of its guarantee, presentment, demand for payment, notice of protest for nonpayment, filing of claims with a court in the event of merger or bankruptcy of the Company and any right to require a proceeding first against us. These obligations will be unaffected by any failure or policy of the trustee to exercise any right under the indenture or under any series of debt securities.

If any holder of any debt security or the trustee is required by a court or otherwise to return to us, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to us or any of the Guarantors, any amount paid by any of them to the trustee or such holder, the guarantee of such Guarantors, to the extent discharged, will be reinstated in full force and effect.

The indenture provides that the guarantee of each Guarantor is limited to the maximum amount that can be guaranteed by such Guarantor without rendering its guarantee voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

In the event:

•

of a merger, consolidation or sale or disposition of all or substantially all of the assets of a Guarantor (other than a merger or consolidation with, or sale or disposition of assets to, us or another of our subsidiaries); or

•	there occurs a transfer, sale or other disposition of the voting stock of a Guarantor whereby such Guarantor ceases to constitute a subsidiary of ours,

then in any such case such Guarantor or the entity acquiring the assets (in the event of the sale or other disposition of all or substantially all of the assets of such Guarantor), will be released and relieved of any obligations under its guarantee. Upon our delivery to the trustee of an officer’s certificate to the effect of the foregoing, such Guarantor will be discharged from all further liability and obligation under the indenture and the trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its guarantee.

Governing Law

The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Bank of New York Mellon is the trustee under the indenture. The trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the offered securities will be passed on for the Company and the Guarantors by Jenner & Block LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and the related financial statement schedules of General Dynamics Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference into this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Our audit report on the consolidated financial statements refers to a change in accounting for share-based payments and pension and other post-retirement benefits.